UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 12, 2015

Coty Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35964	13-3823358
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Fifth Avenue New York, NY	10118
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 389-7300

(Former name or former address, if changed from last report)
________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2015, Coty SAS, a wholly-owned subsidiary of Coty Inc. (the “Company”) entered into an agreement (the “Separation Agreement”) with Jean Mortier in connection with his separation from the Company as President of Global Markets. The Separation Agreement provides for Mr. Mortier to continue to receive his fixed and variable remuneration, benefits in kind and expatriation allowance until June 30, 2016. In addition, the Separation Agreement provides that Mr. Mortier will be eligible to receive a bonus with respect to the Company’s fiscal year 2016 based on actual Company performance over that period, payable no later than October 31, 2016. Under the Separation Agreement, Coty SAS agrees to pay Mr. Mortier the following amounts: a global settlement of €4,891,842.80, to be paid in two installments, with €2,000,000 to be paid within five working days following November 12, 2015 and the remainder to be paid within five working days following June 30, 2016; a payment of €2,108,157.20, to be paid on the usual salary payment date for the month of June 2016 (“June 2016 Salary Payment Date”); compensation for paid leave not taken, to be paid on the June 2016 Salary Payment Date; and reimbursement of professional expenses, to be paid on the June 2016 Salary Payment Date. The Separation Agreement also provides that Mr. Mortier will be subject to a one-year non-competition and non-solicitation period commencing on July 1, 2016, in consideration of which Coty SAS agrees to pay Mr. Mortier a monthly sum of €69,944.44. Pursuant to the Separation Agreement, Mr. Mortier’s outstanding equity awards will be treated in accordance with the governing award documentation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coty Inc.
(Registrant)

Date: November 18, 2015	By:	/s/ Jules P. Kaufman
	Name:	Jules P. Kaufman
	Title:	Senior Vice President, General Counsel and Secretary